Exhibit 99.1
News Release

Release Date:     Monday, May 12, 2014

Release Time: Immediate

Contact:     Michael R. Kallet, Chairman & CEO

Phone:     (315) 366-3701

Oneida Financial Corp. Board Announces Management Changes
Oneida, NY, May 12, 2014 - The Boards of Directors of Oneida Financial Corp. (NASDAQ: ONFC) (“Company”) and the Company’s wholly-owned subsidiary The Oneida Savings Bank (“Bank”) today announced that it has continued to implement the previously announced management succession plan. Michael R. Kallet, most recently the President and Chief Executive Officer of Oneida Financial Corp., will serve as the Chairman of the Board and Chief Executive Officer of both the Company and the Bank. Eric E. Stickels, current Executive Vice President and Chief Financial Officer of the Company and President and Chief Operating Officer of the Bank, will serve as the President and Chief Operating Officer of both the Company and the Bank. In addition, Deresa F. Durkee has been promoted to the position of Senior Vice President and Chief Financial Officer of both Oneida Financial Corp. and Oneida Savings Bank. The management changes were approved by the Boards of Directors at the Annual Meeting held on May 6, 2014. The Board of Directors also appointed Richard B. Myers as Vice Chairman and Rodney D. Kent as Vice Chairman and Lead Independent Director.

Michael R. Kallet stated, “We are pleased to announce these changes to our organizational structure. As the only public company headquartered in Madison County, we have an obligation to our shareholders, the communities we serve and our employees to ensure management stability of an institution that has served Central New York for 148 years.” Kallet concluded, “We are very fortunate as a company to have developed the management and technical resources from within our own market area to be regarded as one of the premier financial institutions in the country.”

Mr. Stickels has been Executive Vice President and Chief Financial Officer of Oneida Financial Corp. since April 2003, and President and Chief Operating Officer of Oneida Savings Bank since December 2011. Mr. Stickels has been associated with Oneida Savings Bank since 1982 and a member of the senior management group since 1986. Mr. Stickels serves as a director of the Company and the Bank and is the Vice Chairman and Secretary of all Oneida Savings Bank subsidiary boards. Mr. Stickels is also treasurer and a board member of Oneida Savings Bank Charitable Foundation. Mr. Stickels is actively involved in the community and has served as a member of the executive board of NYSARC, Inc. since 2002 and Madison-Cortland ARC since 1988, a statewide non-profit provider of services for individuals with intellectual and other developmental disabilities.

Ms. Durkee has been Senior Vice President and Chief Financial Officer of Oneida Savings Bank since December 2011. Prior to that time, Ms. Durkee was Senior Vice President and Treasurer of the Bank. Ms. Durkee has been associated with Oneida Savings Bank since 1998. Ms. Durkee is also the Financial Operations Principal and Treasurer of Oneida Wealth Management, Inc., the Company’s registered broker-dealer and investment advisory firm. Ms. Durkee is a certified public accountant and began her financial career with Coopers & Lybrand, a professional accounting firm formerly located in Syracuse, New York, most recently as audit manager. Ms. Durkee is also active in the community, currently serving on the Morrisville College Foundation Board of Directors and serving as a member of the Oneida City School District Board.

Oneida Financial Corp. reported total assets at March 31, 2014 of $785.1 million and stockholders’ equity of $93.1 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey & Haskell Associates, Inc., an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial services and investment advisory firm. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties.